$1,200,000.00	Dated as of April 1, 2022

PROMISSORY NOTE

For value received, and on the terms and subject to the conditions set forth herein, BEYOND COMMERCE, INC., a corporation incorporated under the laws of the State of Nevada (the “Borrower”), hereby promises to pay Discover Growth Fund, LLC, a limited liability company formed under the laws of the territory of the U.S. Virgin Islands (the “Lender”), the aggregate principal amount of One Million Two Hundred Thousand and No/100 United States Dollars (US$1,200,000.00) on the dates and in the amounts provided for in Section 3 hereof and, in any event, no later than the Termination Date (as defined below).

Section 1.  Certain Terms Defined.  The following terms for all purposes of this Promissory Note shall have the respective meanings specified below.

“Borrower” shall have the meaning ascribed to it in the preamble.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York are authorized by law to close.

“Collateral” shall mean all of Borrower’s assets including, but not limited to, any and all equipment, fixtures, inventory, accounts, chattel paper, documents, instruments, investment property, general intangibles, commercial tort claims, letter-of-credit rights and deposit accounts now owned and hereafter acquired by Borrower, together with any products and proceeds thereof.

“Default Rate” shall have the meaning ascribed to it in Section 3.

“Event of Default” shall have the meaning ascribed to it in Section 8.

“Final Termination Date” shall mean April 1, 2023.

“Issuance Date” shall mean April 1, 2022.

“Lender” shall have the meaning ascribed to it in the preamble.

“Loan” shall have the meaning ascribed to it in the Section 2.

“Loan Documents” shall mean this Promissory Note and such other agreements, documents, instruments, certificates, financial statements, rules, resolutions, opinions of counsel, notes and other items which the Lender shall require in connection with this Promissory Note.

“Obligations” means, now existing or in the future, any debt, liability or obligation of any nature whatsoever (including any required performance of any covenants or agreements), whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, voluntary or involuntary, direct or indirect, absolute, fixed, contingent, ascertained, unascertained, known, unknown, whether or not jointly owed with others, whether or not from time to time decreased or extinguished and later decreased, created or incurred, or obligations existing or incurred under this this Promissory Note, or any other Loan Documents, or any other agreement between any of the Borrower and the Lender, as such obligations may be amended, supplemented, converted, extended or modified from time to time.

“Person” shall mean any individual, partnership, limited liability company, limited liability partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

“Prime Rate” shall mean the rate announced in the Wall Street Journal as the prime lending rate on the Issuance Date.

“Promissory Note” shall mean this promissory note, as amended, restated or supplemented from time to time.

“Termination Date” shall mean the earlier of (i) the Final Termination Date, or (ii) such date as declared by the Lender in accordance with Section 3 or Section 8.

Section 2.  Disbursement of Principal Amount. On the date hereof, Lender shall disburse to Borrower in immediately available funds One Million and No/100 United States Dollars ($1,000,000.00), reflecting a 20% original issue discount (OID).

Section 3.  Interest and Principal Payments.

The principal amount of the Loan shall bear interest at the Prime Rate (the “Interest Rate”). Interest shall be payable on the Termination Date.

Subject to the general provisions set forth in this Section 3 and in Section 8 hereto, the principal amount of the Loan and all accrued but unpaid interest thereon shall be due and payable on the Termination Date.

Any overdue principal of, or interest on, the Loan shall bear interest, payable on demand, for each day until paid at a rate equal to twenty percent (20%) above the Interest Rate (the “Default Rate”).

Section 4.  Optional Prepayments and Mandatory Prepayment.

The Borrower may prepay the Loan in whole or in part at any time without penalty or premium by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

Section 5.  General Provisions As To Payments.

All cash payments hereunder shall be made not later than 12:00 Noon (New York City time) by cashier’s check or by wire transfer of immediately available funds to the Lender’s account at a bank in the United States specified by the Lender in writing to the Borrower without reduction by reason of any set-off or counterclaim on the date when due (or if any such day is not a Business Day, then on the next succeeding Business Day).

Section 6. Grant of Security. As an inducement for the Lender to extend the Loan as evidenced by this Promissory Note and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the Obligations, the Borrower hereby unconditionally and irrevocably pledges, grants and hypothecates to the Lender a security interest in and to, a lien upon and a right of set-off against all of their respective right, title and interest of whatsoever kind and nature in and to, the Collateral. The security interest granted under this Section 6 shall terminate upon payment and performance in full of all of the Obligations.

Section 7. Representations and Warranties of the Borrower.

The Borrower represents and warrants to the Lender that:

(a)this Promissory Note constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies;

(b)the Borrower’s execution, delivery and performance of this Promissory Note and all other Loan Documents to which he is a party does not violate any material contract or material agreement or require the consent or approval of any other Person which has not already been obtained;

(c)the execution, delivery and performance by the Borrower of this Promissory Note does not and will not result in the breach of any agreement, law or statute, or any judgment, degree or order entered into in a proceeding to which the Borrower is or was a party; and

(d)to the best knowledge of the Borrower, no other information provided by or on behalf of the Borrower to the Lender, either as a disclosure schedule to this Promissory Note, or otherwise in connection with Lender’s due diligence investigation of the Borrower contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

Section 8.  Events Of Default.

Each of the following events shall constitute an “Event of Default”:

(a)any outstanding principal of the Loan shall not be paid on the Termination Date;

(b)any outstanding interest on the Loan shall not be paid when due and such failure shall not be cured within 5 Business Days written notice thereof by the Lender to the Borrower;

(c)Borrower defaults in the due and punctual observance or performance of any covenant, condition or agreement contained in this Promissory Note or any other Loan Document or any other agreement or document which presently exists or which may hereafter exist with Borrower and any third party and such default is not cured within five (5) days after written notice from the Lender;

(d)a court shall enter a decree or order for relief in respect of Borrower in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of the property of Borrower or ordering the winding up or liquidation of the affairs of Borrower; or

(e)Borrower shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Borrower or for any substantial part of the property of Borrower, or Borrower shall make any general assignment for the benefit of creditors.

If an Event of Default described in (d) or (e) above shall occur, the unpaid principal on the Loan shall become immediately due and payable and shall accrue interest at the Default Rate, without any declaration or other act on the part of the Lender.  Immediately upon the occurrence of any Event of Default described in (d) or (e) above, or upon failure to pay the Loan on the Termination Date, the Lender, without any notice to the Borrower, which notice is expressly waived by the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Lender under this Promissory Note and any other agreement or instrument, and any and all rights and remedies available to the Lender at law or in equity.

If any Event of Default described in clauses (a) through (c) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may immediately declare all or any portion of the unpaid principal amount of the Loan to be due and payable, whereupon the full unpaid amount of the Loan which shall be so declared due and payable shall be and become immediately due and payable and shall accrue interest at the Default Rate, without further notice, demand or presentment.

Section 9. Further Assurances.

The Borrower each hereby agree that, from time to time upon the written request of the Lender, each will execute and deliver such further documents and do such other acts and things as the Lender may reasonably request in order fully to effect the purposes of this Promissory Note.

Section 10. Powers And Remedies Cumulative; Delay Or Omission Not Waiver Of Event Of Default.

No right or remedy herein conferred upon or reserved to the Lender is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Lender to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein; and every power and remedy given by this Promissory Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Lender.

Section 11.  Modification.

This Promissory Note may be modified only with the written consent of the Borrower and the Lender.

Section 12.  Notices.

Any notice, request or other communication to be given or made under this Promissory Note to the parties shall be in writing.  Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, international courier (confirmed by facsimile or electronic mail), facsimile or electronic mail (with a hard copy delivered within two (2) Business Days) to the party to which it is required or permitted to be given or made at such party’s address or at such other address as such party shall have designated by notice to the party giving or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Promissory Note.

Section 13.  Governing Law.

This Promissory Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Promissory Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS PROMISSORY NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 14. Miscellaneous.

At any time and from time to time Lender may in its sole discretion, subject to previously-agreed limitations on beneficial ownership and applicable securities laws and regulations, convert all or any portion of the then outstanding balance of this Promissory Note into duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of Borrower at a price per share equal to the closing bid price on the Issuance Date.  Notwithstanding the foregoing, this Promissory Note constitutes a debt instrument, and Lender is a lender and secured creditor of

Borrower, and Borrower will be an equity security holder if and only to the extent that it actually converts this Promissory Note.

The parties hereto hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of or any default under this Promissory Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice.  The Section headings herein are for convenience only and shall not affect the construction hereof.  Any provision of this Promissory Note which is illegal, invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity, prohibition or unenforceability without invalidating or impairing the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.  This Promissory Note shall bind the Borrower and its permitted successors and assigns.  The rights under and benefits of this Promissory Note shall inure to the Lender and its successors and assigns.

Notwithstanding any provision in this Promissory Note or the other Loan Documents, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by the usury laws of the jurisdiction governing this Promissory Note or any other applicable law.  In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Promissory Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Promissory Note immediately upon receipt of such sums by the Lender, with the same force and effect as though the Borrower had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Lender had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Lender may, at any time and from time to time, elect, by notice in writing to the Borrower, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance.  It is the intention of the parties that the Borrower does not intend or expect to pay nor does the Lender intend or expect to charge or collect any interest under this Promissory Note greater than the highest non-usurious rate of interest which may be charged under applicable law.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the date set forth above.

BORROWER:

BEYOND COMMERCE, INC.

By:
Name:
Title:

LENDER:

DISCOVER GROWTH FUND, LLC

By:
Name:
Title: